Exhibit 99.1

EXCO Resources, Inc.
12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251
(214) 368-2084	FAX (214) 368-2087

EXCO RESOURCES, INC. ANNOUNCES PROPOSED

EQUITY BUYOUT OF ITS PARENT COMPANY

DALLAS, TEXAS, August 25, 2005…EXCO Resources, Inc. (EXCO) today announced that the Board of Directors of its parent company, EXCO Holdings Inc. (Holdings), has approved for consideration by Holdings’ stockholders the proposed terms of an equity buyout (Equity Buyout) pursuant to a purchase of all of the shares of capital stock of Holdings by EXCO Holdings II, Inc. (Bidder), a newly-formed Delaware corporation that will be controlled by a group of investors led by Douglas H. Miller, the Chairman and Chief Executive Officer of EXCO.

Consummation of the Equity Buyout is subject to the Bidder and the stockholders of Holdings entering into definitive documentation setting forth in detail the terms, provisions and conditions for the Equity Buyout, including representations, warranties, covenants and conditions customarily contained in agreements for similar transactions and the arrangement of financing for the purchase.  Upon consummation of the Equity Buyout, EXCO would become a wholly-owned subsidiary of Bidder.

In connection with any closing of the Equity Buyout, a change in control of EXCO would result under the indenture governing EXCO’s outstanding $450.0 million aggregate principal amount of 7¼% senior notes due 2011 (Senior Notes). If the closing of the Equity Buyout occurs, EXCO will be obligated to make an offer to repurchase the Senior Notes at 101% of the aggregate principal amount of the Senior Notes repurchased plus accrued and unpaid interest.

Closing of the Equity Buyout is expected to occur during the fourth quarter of 2005, subject to the negotiation, execution and delivery of definitive documentation, the confirmation of customary representations, warranties and conditions to closing, the arrangement of financing, and the termination of any waiting period under antitrust laws and other regulatory or third-party approvals, if applicable.  There can be no assurance that a definitive agreement will be reached and if reached that the transaction will be completed.

EXCO is a privately-held oil and natural gas acquisition, exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, Colorado, Ohio, Pennsylvania and West Virginia.

Additional information about EXCO may be obtained by contacting EXCO’s President, Ted Eubank, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084.

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This release may contain forward-looking statements relating to future financial results or business expectations.  Business plans may change as circumstances warrant.  Actual results may differ materially from those predicted as a result of factors over which EXCO has no control.  Such factors include, but are not limited to:  acquisitions, recruiting and new business solicitation efforts, commodity price changes, the extent to which EXCO is successful in integrating recently acquired businesses, regulatory changes and general economic conditions.  These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission.